Exhibit 99.1

BJ’s Wholesale Club, Inc.

Selected Balance Sheet Adjustments

As of

(Unaudited)

	August 1, 2009			October 31, 2009			January 30, 2010
	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)

Deferred income taxes	$6,404	$4,653	$11,057	$5,511	$4,854	$10,365	$5,553	$5,209	$10,762
Total assets	2,041,114	4,653	2,045,767	2,190,750	4,854	2,195,604	2,166,087	5,209	2,171,296
Other noncurrent liabilities	108,336	11,632	119,968	112,103	12,135	124,238	117,810	13,023	130,833
Retained earnings	1,390,286	(6,979)	1,383,307	1,407,183	(7,281)	1,399,902	1,463,146	(7,814)	1,455,332
Total stockholders’ equity	1,006,865	(6,979)	999,886	1,034,869	(7,281)	1,027,588	1,033,367	(7,814)	1,025,553
Total liabilities and stockholders’ equity	$2,041,114	$4,653	$2,045,767	$2,190,750	$4,854	$2,195,604	$2,166,087	$5,209	$2,171,296

BJ’s Wholesale Club, Inc.

Selected Income Statement Adjustments

For the Periods Ending

(Unaudited)

	Thirteen Weeks Ended August 1, 2009			Twenty-Six Weeks Ended August 1, 2009
	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
	(Dollars in Thousands except Per Share Amounts)

Cost of sales, including buying and occupency costs	$2,287,388	$25	$2,287,413	$4,353,405	$50	$4,353,455
Operating income	59,278	(25)	59,253	100,531	(50)	100,481
Provision for income taxes	23,991	(10)	23,981	40,685	(20)	40,665
Income from continuing operations	35,171	(15)	35,156	59,595	(30)	59,565
Net income	$35,065	$(15)	$35,050	$59,401	$(30)	$59,371

Basic earnings per share
Net Income	$0.65	$(0.00)	$0.65	$1.11	$(0.00)	$1.11

Dilluted earnings per share
Net Income	$0.64	$(0.00)	$0.64	$1.09	$(0.00)	$1.09

	Thirteen Weeks Ended October 31, 2009			Thirty-Nine Weeks Ended October 31, 2009
	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
	(Dollars in Thousands except Per Share Amounts)

Cost of sales, including buying and occupency costs	$2,245,068	$25	$2,245,093	$6,598,473	$75	$6,598,548
Preopening expenses	1,954	478	2,432	7,316	478	7,794
Operating income	30,428	(503)	29,925	130,959	(553)	130,406
Provision for income taxes	12,529	(201)	12,328	53,214	(221)	52,993
Income from continuing operations	17,774	(302)	17,472	77,369	(332)	77,037
Net income	$17,670	$(302)	$17,368	$77,071	$(332)	$76,739

Basic earnings per share
Net Income	$0.33	$(0.01)	$0.32	$1.44	$(0.01)	$1.43

Dilluted earnings per share
Net Income	$0.32	$(0.01)	$0.32	$1.41	$(0.01)	$1.40

	Thirteen Weeks Ended January 30, 2010			Fiscal Year Ended January 30, 2010
	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
	(Dollars in Thousands except Per Share Amounts)

Cost of sales, including buying and occupency costs	$2,482,372	$25	$2,482,397	$9,080,845	$100	$9,080,945
Preopening expenses	2,697	863	3,560	10,013	1,341	11,354
Operating income	92,828	(888)	91,940	223,787	(1,441)	222,346
Provision for income taxes	37,319	(355)	36,964	90,533	(576)	89,957
Income from continuing operations	55,166	(533)	54,633	132,535	(865)	131,670
Net income	$55,065	$(533)	$54,532	$132,136	$(865)	$131,271

Basic earnings per share
Net Income	$1.03	$(0.01)	$1.02	$2.47	$(0.02)	$2.45

Dilluted earnings per share
Net Income	$1.01	$(0.01)	$1.00	$2.42	$(0.02)	$2.40